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                                                                   EXHIBIT 10.24

[ALGORX PHARMACEUTICALS, INC. LOGO]

      June 27, 2002

      Jeffrey D. Lazar, M.D., Ph.D.
      40 Apple Valley Road
      Stamford CT 06903

      Dear Jeffrey:

      AlgoRx Pharmaceuticals, Inc. (the "Company" or "AlgoRx") is pleased to offer you a position as Senior Vice President, Clinical Research & Regulatory Affairs, ON the terms set forth herein.

            1. DUTIES: in this position you will report to, and your duties and responsibilities will be determined by, the Chief Executive Officer of the Company. This offer is for a full time position, located at 40 Apple Valley Road, Stamford CT, except as travel to other locations may be necessary to fulfill your responsibilities. Of course, the Company may change your position, duties and work location from time to time as it deems necessary.

            2. SALARY: Your base salary will be $20,833.33 per month ($250,000 annually), payable in accordance with the Company's customary payroll practice as in effect from time to time.

            3. BONUS: You will be eligible to earn an annual bonus of up to 25% of your annual salary, the exact amount of which will be determined in good faith by the Company's Board of Directors (the "Board"), based on the achievement of objectives established by the Board after consultation with you and provided you remain employed by the Company throughout the applicable bonus year (the "Bonus"). The Bonus shall be payable in cash, stock and/or stock options, in the sole discretion of the Board.

            4. BENEFITS; TRAVEL: You will receive the Company's standard employee benefits package, as such package is in effect from time to time. You will receive four weeks per calendar year of vacation time, subject to the Company's vacation policy. In addition, the Company will provide and pay for your personal malpractice insurance policy in addition to the clinical trials insurance and directors and officers liability insurance carried by the Company. The Company may modify compensation and benefits from time to time as it deems necessary. In addition to and not in lieu of any other policy that the Company may have on business travel, it is agreed that in case of international and coast-to-coast U.S. domestic air travel, the Company shall pay the cost of "business" class for your travel.

            5. STOCK OPTIONS: Subject to the approval of the Company's Board of Directors, AlgoRx will grant to you options to purchase 905,000 shares of the Company's Common Stock (equal to 2.0% of the Company's outstanding

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      Jeffrey D. Lazar, M.D., Ph.D
      June 27, 2002
      Page 2

                  Common Stock after the closing of the second tranche of the Series B preferred Stock)(the "Options") exercisable at a price of $0,15 per share. The Options will be evidenced by and subject to the terms of a stock option grant notice and stock option agreement, a copy of which will be provided to you separately upon grant, and will vest as follows: (a) Twenty-Five Percent (25%) thereof (or 226,250 shares) on the date that is one (1) year after the commencement of your employment, and (b) the remainder at the rate of One-Thirty-Sixth (1/36) (or 18,1854.17 shares) on the first
                  (1st) day of each successive month thereafter; provided, that all options granted hereunder shall vest immediately if there is a (i) "change of control" of the Company and (ii) your employment is thereafter terminated without "cause" or "constructively terminated" within the twelve month period following the change of control. For purposes of this agreement, "change of control" shall mean (i) a sale of substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than merger or consolidation in which the Company shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, own greater than a majority of the stock voting power of the successor corporation); or (iii) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred, other than sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company's operations and activities.

      In addition, "cause" shall mean misconduct, including: (i) conviction of any felony or crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful and material breach of your employment agreement; intentional and material damage to the Company's property or (v) material breach of the Proprietary Information and Inventions Agreement or any employee policy of the Company. "Constructive termination" shall mean any of the following actions taken without Cause by the Company or a successor corporation or entity without your consent; (i) substantial reduction of your rate of compensation other than in connection with reductions to the rate of compensation of all officers; (ii) material reduction in your duties, provided, however, that a change in job position (including a change in title) shall not be deemed a "material reduction" unless your new duties are substantially reduced from the prior duties; or (iii) relocation of your principal place of employment to a place greater than 50 miles from your then current principal place of employment.

      The grant of Options shall be in addition to, and not in lieu of, any other stock options granted you by the Company (including but not limited to those evidenced by AlgoRx Pharmaceuticals, Inc. Stock Option Grant notice (AlgoRx Pharmaceuticals, Inc. 2001 Equity Incentive Plan) dated November 28, 2001.

            6. RULES AND REGULATIONS: As an AlgoRx employee, you will be expected to abide by Company rules and policies and sign and comply with the attached Proprietary Information and inventions Agreement which prohibits unauthorized use or disclosure of AlgoRx's proprietary information.

            7. PROPRIETARY INFORMATION: In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets of any former employer or other person to whom you have an

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      Jeffrey D. Lazar, M.D., Ph.D
      June 27, 2002
      Page 3

                  Obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in this industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your job duties, you assured us that you would be able to perform these duties within the guidelines just described.

      You agree that you will not bring onto Company premises arty unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

            8. OUTSIDE ACTIVITIES: During your employment with AlgoRx, you will devote your best efforts and attention to the business of AlgoRx. The Company acknowledges and agrees, however, that nothing in this letter shall be deemed to prevent you from engaging in any professional activity outside of your duties hereunder, provided the same: (i) do not materially interfere with performance of your duties hereunder; and (ii) are not a breach of any of the foregoing restrictions on confidential information. The CEO may rescind his consent to these other activities if he determines that such activities materially compromise the Company's business interests.

            9. TERMINATION: You may terminate your employment with AlgoRx at any time and for any reason whatsoever simply by notifying AlgoRx in writing. Likewise, AlgoRx may terminate your employment at any time, with or without cause or advance notice. Upon such termination, you shall be entitled to all salary, bonus, benefits, and cost reimbursement earned, accrued, granted or incurred up to the date of such termination.

            10. ENTIRE AGREEMENT: This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with AlgoRx. It supercedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by an officer of AlgoRx.

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      Jeffrey D. Lazar, M.D., Ph.D.
      June 27, 2002
      Page 4

      We are excited to have you join us and look forward to working with you.

                                        ALGORX PHARMACEUTICALS, INC.

                                        By: /s/ Ronald M. Burch
                                            -----------------------------------
                                            Ronald M. Burch, M.D., Ph.D.
                                            President & Chief Executive Officer

      ACCEPTED AND AGREED:

      /s/ Jeffrey D. Lazar
      -----------------------------
      Jeffrey D. Lazar, M.D., Ph.D.

      Date signed: 29 June 02